Exhibit 10.3
AMENDMENT TWO
to the
COCA-COLA CONSOLIDATED, INC.
LONG-TERM PERFORMANCE EQUITY PLAN

THIS AMENDMENT TWO (this “Amendment”) is executed this 1st day of August, 2023, by Coca-Cola Consolidated, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
WHEREAS, the Company maintains the Coca-Cola Consolidated, Inc. Long-Term Performance Equity Plan, as adopted effective January 1, 2018 and as amended by that certain Omnibus Amendment dated September 6, 2019 (as amended, the “Plan”), to provide incentive-based compensation to the Company’s Chief Executive Officer for achieving the Company’s long term performance goals;
WHEREAS, pursuant to Section 6.1 of the Plan, the Committee reserved the right to amend the Plan at any time; and
WHEREAS, the Committee has approved the amendments to the Plan set forth in this Amendment to (i) incorporate by reference into the Plan and any Award the terms and provisions of the Company’s incentive-based compensation recovery policy, and (ii) meet other current needs.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, all effective as of the date hereof:

1.Section 3.1(b) of the Plan is amended to read as follows:

(b)    Determination of Awards. As soon as practicable (but not later than the first March 15) after the end of the Performance Period, the Committee shall certify whether and to what extent the Performance Measures have been met and the amount of the Incentive Award that has been earned, and shall notify the Executive of his entitlement, if any, to the payment of an Incentive Award.

2.Section 3.1(d) of the Plan is amended to read as follows:

(d)    Payment of Awards. Except as otherwise provided in Section 3.1(f) following a Change in Control, Incentive Awards earned shall be paid no later than the March 15 next following the end of the applicable Performance Period. Incentive Awards may be paid in cash, in Class B Common Stock or in a combination of cash or Class B Common Stock as elected by the Executive in accordance with procedures established by the Committee. The number of shares of Class B Common Stock payable to the Executive to settle an Incentive Award payment shall be determined by dividing (i) the amount of the Incentive Award to be paid in shares of Class B Common Stock by (ii) the average of the closing prices of shares of the Company’s Common Stock during the last twenty (20) trading days of the Performance Period. Notwithstanding this Section 3.1(d) or any other provision of this Plan, the number of shares of Class B Common Stock that may be issued or transferred from and after the Effective Date in payment of Incentive Awards granted under the Plan shall not exceed 300,000 shares in the aggregate.

3.Section 3.1(e) of the Plan is amended to read as follows:

(e)    Termination of Employment. In the event the Executive’s employment with the Company terminates for any reason after completion of the first year of a Performance Period but prior to the end of the Performance Period, and in the event of the subsequent attainment of the Performance Measure or Measures applicable to the Executive, the Executive or his designated Beneficiary or estate, as applicable, shall be entitled to receive, no later than the March 15 next following the end of the applicable Performance Period, a pro rata portion of the Executive’s Incentive Award based on the portion of the Performance Period completed through the date the Executive’s employment terminated.

4.Section 7.3 of the Plan is amended to read as follows:

Section 7.3    Recovery of Awards. All incentive-based compensation received by the Executive under the Plan shall be subject to recovery pursuant to the Coca-Cola Consolidated, Inc. Incentive-Based Compensation Recovery Policy, as amended, superseded or replaced from time to time (the “Policy”), the terms and provisions of which are incorporated by reference into this Plan and any Award Agreement hereunder, and each Award shall be deemed to include, as a condition to the Award, an agreement by the Executive to abide by the terms of the Policy. Any Award hereunder shall also be subject rights of recovery that may be available to the Company under applicable law, rule or regulation or pursuant to the terms of any other policy of the Company or any provision in any employment agreement.

5.Except as expressly or by necessary implication amended hereby, all terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer of the Company on the day and year first above written.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
Officer’s Name:	E. Beauregarde Fisher III
Officer’s Title:	Executive Vice President,
General Counsel and Secretary
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